Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Goodman Networks Incorporated Announces Closing of Asset Sale

July 6, 2016 – Goodman Networks Incorporated announced today that it has completed the sale of certain assets and related liabilities used in its wireless network deployment and wireline business to Dycom Industries, Inc. for a cash purchase price of $107.5 million, subject to an estimated working capital adjustment of $4.7 million.

About Goodman Networks Incorporated

Goodman Networks is a leading provider of end-to- end network infrastructure, field and professional services to the wireless telecommunications and satellite television industries. Since its founding in 2000, Goodman Networks has grown to become one of the largest multi-vendor network and infrastructure service providers to the telecommunications industry in the United States. Additional information can be found at www.goodmannetworks.com.

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